Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	September 21, 2007
Company:	Central Federal Corporation 2923 Smith Road Fairlawn, Ohio 44333
Contact:	Mark S. Allio Chairman, President and CEO
Phone:	330.576.1334	Fax:	330.666.7959
CENTRAL FEDERAL CORPORATION DECLARES DIVIDEND
Fairlawn, Ohio — September 21, 2007 — Central Federal Corporation (NASDAQ: CFBK) announced today that the Company’s Board of Directors declared a cash dividend of 5 cents per share on its common stock to be paid on October 12, 2007 to shareholders of record on October 1, 2007.
This dividend reduction from the previous quarterly dividend of 9 cents is required to enhance the capital base necessary to support the Company’s strategic growth plan which began in 2003 and has resulted in sustained, organic asset growth and continued profitability since the 2nd quarter of 2006.
Highlights since 2003:
•	Total assets more than doubled to $259.9 million at June 30, 2007.

•	Loans more than tripled and totaled $208.8 million at June 30, 2007.

•	Deposits more than doubled and totaled $177.1 million at June 30, 2007.

•	Net interest income, annualized based on the six months ended June 30, 2007, doubled since 2003.

•	The efficiency ratio improved from 235.5% in 2003 to 89.1% for the quarter ended June 30, 2007.

•	The ratio of noninterest expense to total assets improved from 5.47% in 2003 to 2.89% for the quarter ended June 30, 2007.
Mark Allio, Chairman, President and CEO commented, “We have accomplished the client and balance sheet growth we forecasted. Moreover this growth has been achieved in spite of demanding economic and interest rate environments, which presented us with substantial margin challenges. The slope of the yield curve singularly affected our ability to build internal capital through net income. Even so, profitability was achieved during this period of flat and inverted yield curves despite incurring additional costs due to governmental regulatory requirements, including the implementation of Sarbanes Oxley, a weak local economy and a contraction of residential mortgage lending. Throughout we remained focused on increasing the client base and investing for the long term while effectively managing noninterest expenses. The growth we achieved was the result of our advisory business model and our clients discovering the banking difference we offer, as well as the ability of our outstanding group of professional bankers to execute and timely deliver products and services.
Reduction of the dividend will enable us to retain capital which we will need to support continued organic growth in all banking services. We have spent the past two years establishing the foundation for future growth and growth companies require capital. We view the reduction of the dividend as the most cost effective way of preserving capital given the current capital market environment. Our opportunity to build an outstanding community-focused bank for businesses and consumers has never been stronger. Our focus will remain building for the future in order to provide our shareholders the opportunity for long term value creation. ”
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthingtion, Ohio. Additional information about our banking services and our Company is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.